Exhibit 23.2
Consent of Independent Registered Accounting Firm
Merge Healthcare Incorporated
Chicago, Illinois
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2011, except for Note B which is as of September 1, 2011, relating to the consolidated financial statements of Merge Healthcare Solutions Inc., formerly known as AMICAS, Inc., and our report dated March 11, 2010 relating to the consolidated financial statements of AMICAS, Inc. which are contained in the Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
Chicago, Illinois
October 13, 2011